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                                                               EXHIBIT 99.7


To Participants in the Retirement Savings and


Profit-Sharing Plan of Wachovia Corporation


who have an interest in the


Wachovia Stock Fund:


   The Retirement Savings and Profit-Sharing Plan of Wachovia Corporation provides that the Trustee may vote the shares of common stock of Wachovia Corporation ("Wachovia") held in the Wachovia Stock Fund at annual or special meetings of shareholders to the extent directed by participants having interests in such Fund.


   The annual meeting of shareholders of Wachovia is to be held on August 3, 2001. At the annual meeting, shareholders will be asked to consider and vote on the following:


  . Approving the plan of merger contained in the Agreement and Plan of Merger, dated as of April 15, 2001 (as amended and restated), between Wachovia and First Union Corporation.


  . Electing the five nominees for director named in the attached joint proxy statement-prospectus for three-year terms to expire at the 2004 annual meeting of shareholders, in each case until their successors are duly elected and qualified. If the merger is completed, the board of directors of First Union will be reconstituted to consist of nine directors from Wachovia and nine directors from First Union.


  . Ratifying the appointment of Ernst & Young LLP as Wachovia's independent auditors for the year 2001.


   As a participant in the Retirement Savings and Profit-Sharing Plan of Wachovia Corporation having an interest in the Wachovia Stock Fund, you are entitled to the extent of your interest in the Wachovia Stock Fund as of June 12, 2001, to direct the manner in which the Trustee shall vote shares of Wachovia common stock held in such Fund.


   For the purpose of giving your instructions to the Trustee, there is enclosed a proxy card that is patterned after the proxy card sent to registered shareholders of Wachovia. For your information, there are enclosed copies of the Notice of the Annual Meetings of Shareholders with Proxy Statement attached that have also been sent to registered shareholders.


   A completed proxy card is to be mailed in the enclosed envelope to EquiServe Trust Company, N.A. ("EquiServe"), who has been selected to receive and tabulate such votes and to certify to the trustee the proportions in which its shares are to be voted or left unvoted. You may also vote by telephone or electronically through the Internet. Instructions for voting by telephone or through the Internet are included on the proxy card. Your vote will be known only to EquiServe.


   AS PROVIDED FOR IN THE RETIREMENT SAVINGS AND PROFIT-SHARING PLAN OF WACHOVIA CORPORATION, IF YOU DO NOT DIRECT THE TRUSTEE, THE TRUSTEE SHALL VOTE YOUR SHARES AT THE ANNUAL MEETING IN ITS DISCRETION.


   To allow EquiServe time to tabulate your votes and to certify to the Trustee the manner in which to vote the shares of Wachovia common stock, your vote must
be received by      , 2001.


                                          Wachovia Bank, N.A.


                                          as Trustee of the Retirement Savings
                                           and Profit-Sharing Plan of Wachovia
                                           Corporation.